EXHIBIT 99.1
                                                                    ------------

NEWS                                               BOSTON
FOR IMMEDIATE RELEASE                              SCIENTIFIC
=====================                              =============================


                                                   Boston Scientific Corporation
                                                   One Boston Scientific Place
                                                   Natick, MA  01760-1537

                                                   508.650.8000
                                                   www.bostonscientific.com



                           BOSTON SCIENTIFIC ANNOUNCES
                              FIRST QUARTER RESULTS

Natick, MA (April 19, 2005) -- Boston Scientific Corporation (NYSE: BSX) today announced financial results for its first quarter ended March 31, 2005.

HIGHLIGHTS:
-----------

     o    Net sales of $1.6 billion, an increase of 49 percent
     o Worldwide coronary stent sales of $721 million, an increase of 154 percent
     o Net income, excluding net special charges, of $431 million, an increase of 122 percent
     o Earnings per share, excluding net special charges, of $0.51 per share, an increase of 122 percent

Net sales for the first quarter were $1.615 billion as compared to $1.082 billion for the first quarter of 2004, an increase of 49 percent. Excluding the favorable impact of $26 million of foreign currency fluctuations, net sales increased 47 percent. Worldwide coronary stent sales for the first quarter were $721 million as compared to $284 million for the first quarter of 2004, an increase of 154 percent. Worldwide sales of our TAXUS(R) paclitaxel-eluting coronary stent systems during the quarter were $686 million, an increase of 219 percent. U.S. sales of our TAXUS(R) Express(2)(TM) paclitaxel-eluting coronary stent system during the quarter were $494 million.

Net income for the quarter, excluding net special charges, increased 122 percent to $431 million, or $0.51 per share, as compared to $194 million, or $0.23 per share, in the first quarter of 2004. Reported net income for the quarter, including net special charges of $73 million, was $358 million, or $0.42 per share. The net special charges for the quarter consisted of purchased in-process research and development costs related to the acquisition of Advanced Stent Technologies.

"This was another record quarter, thanks in large part to the ongoing success of the TAXUS Express(2) paclitaxel-eluting coronary stent system," said Jim Tobin, President and Chief Executive Officer of Boston Scientific. "In the coming quarters, we expect our recent dramatic growth to return to more moderate levels, following a full year of TAXUS system sales in the U.S. I want to congratulate our entire team for achieving global leadership in the drug-eluting stent market. Maintaining this leadership will continue to be our number one priority."

                                    --more--

Boston Scientific Corporation / Page 2
April 19, 2005





Boston Scientific officials will be discussing these and other issues with analysts on a conference call at 11:00 a.m. (ET) Tuesday, April 19. The Company will webcast the call to all interested parties through its website: www.bostonscientific.com. Please see the website for details on how to access the webcast. The webcast will be available for one year on the Boston Scientific website.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

The Company discloses non-GAAP or pro forma measures that exclude certain charges. Non-GAAP measures may exclude such items as charges related to purchased in-process research and development and certain litigation. Management uses these measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company's business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, financial reporting measures prepared in accordance with GAAP.

This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with new product development and introduction, clinical trials, regulatory approvals, competitive offerings, intellectual property, litigation, the Company's overall business strategy, and other factors described in the Company's filings with the Securities and Exchange Commission.



                                         CONTACT:  Milan Kofol
                                                   508-650-8569
                                                   Investor Relations
                                                   Boston Scientific Corporation

                                                   Paul Donovan
                                                   508-650-8541
                                                   Media Relations
                                                   Boston Scientific Corporation

BOSTON SCIENTIFIC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

                                                                    Three Months Ended          Three Months Ended
                                                                      March 31, 2005              March 31, 2004

(in millions, except per share data)                        Reported    Adjustments    Adjusted      Reported
------------------------------------------------------------------------------------------------------------------
Net sales                                                   $  1,615                   $  1,615      $  1,082
Cost of products sold                                            344                        344           292
                                                            -----------------------------------      --------
Gross profit                                                   1,271                      1,271           790

Selling, general and administrative expenses                     431                        431           348
Research and development expenses                                159                        159           134
Royalty expense                                                   64                         64            22
Amortization expense                                              31                         31            22
Purchased research and development                                73       $  (73)
                                                            -----------------------------------      --------
                                                                 758          (73)          685           526
                                                            -----------------------------------      --------
Operating income                                                 513           73           586           264

Other income (expense):
Interest expense                                                 (23)                       (23)          (11)
Other, net                                                         4                          4             2
                                                            -----------------------------------      --------

Income before income taxes                                       494           73           567           255
Income taxes                                                     136                        136            61
                                                            -----------------------------------      --------

Net income                                                  $    358       $   73      $    431      $    194
                                                            ===================================      ========


Net income per common share - assuming dilution             $   0.42                   $   0.51      $   0.23
                                                            ========                   ========      ========

Weighted average shares outstanding - assuming dilution        850.2                      850.2         855.2
                                                            ========                   ========      ========

BOSTON SCIENTIFIC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
                                                        March 31,   December 31,
(in millions)                                             2005         2004
--------------------------------------------------------------------------------

Assets
Current assets:
   Cash, cash equivalents and short-term investments      $ 956      $ 1,640
   Trade accounts receivable, net                           953          900
   Inventories                                              387          360
   Other current assets                                     461          389
                                                        -------      -------
         Total current assets                             2,757        3,289

Property, plant and equipment, net                          924          870
Intangible assets, net                                    3,373        3,340
Investments                                                 619          529
Other assets                                                146          142
                                                        -------      -------
                                                        $ 7,819      $ 8,170
                                                        =======      =======

Liabilities and Stockholders' Equity
Current liabilities:
   Borrowings due within one year                         $ 430      $ 1,228
   Accounts payable and accrued expenses                    945        1,010
   Other current liabilities                                409          367
                                                        -------      -------
         Total current liabilities                        1,784        2,605

Long-term debt                                            1,115        1,139
Other long-term liabilities                                 530          401

Stockholders' equity                                      4,390        4,025
                                                        -------      -------
                                                        $ 7,819      $ 8,170
                                                        =======      =======

Boston Scientific Corporation
Worldwide Sales
Regional Summary
(Unaudited)

                           Three Months
                          Ended March 31,                   Change
                      ---------------------------------------------------------
                                                 As Reported        Constant
(in millions)            2005         2004      Currency Basis   Currency Basis
                      ----------   ----------   --------------   --------------

Domestic              $    1,005   $      576              74%              74%

Europe                       299          235              27%              21%
Japan                        151          155              (3%)             (5%)
Inter-Continental            160          116              38%              32%
                      ----------   ----------   --------------   --------------
International                610          506              21%              16%

                      ----------   ----------   --------------   --------------
Worldwide             $    1,615   $    1,082              49%              47%
                      ==========   ==========   ==============   ==============



Boston Scientific Corporation
Worldwide Sales
Divisional Summary
(Unaudited)

                           Three Months
                          Ended March 31,                   Change
                      ---------------------------------------------------------
                                                 As Reported        Constant
(in millions)            2005         2004      Currency Basis   Currency Basis
                      ----------   ----------   --------------   --------------
Cardiovascular        $    1,192   $      723              65%              63%
Electrophysiology             32           32               0%              (2%)
Neurovascular                 69           64               8%               4%
                      ----------   ----------   --------------   --------------
Cardiovascular             1,293          819              58%              56%


Oncology                      50           46               9%               7%
Endoscopy                    167          158               6%               4%
Urology                       72           59              22%              19%
                      ----------   ----------   --------------   --------------
Endosurgery                  289          263              10%               8%


Neuromodulation               33
                      ----------   ----------   --------------   --------------
Worldwide             $    1,615   $    1,082              49%              47%
                      ==========   ==========   ==============   ==============